Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On January 4, 2024 (the “Closing Date”), Arcadium Lithium plc (“Arcadium”) completed the previously announced transactions (collectively, the “transaction”) contemplated by the Transaction Agreement, dated as of May 10, 2023, as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023, the Second Amendment to Transaction Agreement, dated as of November 5, 2023, and the Third Amendment to Transaction Agreement, dated as of December 20, 2023 (as amended, the “Transaction Agreement”), by and among Livent Corporation, a Delaware corporation (“Livent”), Allkem Limited, an Australian public company limited by shares (“Allkem”), Arcadium, a public limited company incorporated under the laws of the Bailiwick of Jersey, Lightning-A Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Arcadium Lithium Intermediate IRL Limited, a private company limited by shares and incorporated and registered in Ireland (“Irish IntermediateCo”). On the Closing Date, both Livent and Allkem became wholly owned subsidiaries of Arcadium pursuant to the Transaction Agreement.

The following unaudited pro forma condensed combined financial information of Arcadium has been prepared in accordance with Article 11 of Regulation S-X. Prior to the completion of the transaction, Arcadium was a business combination related shell company with only nominal assets and liabilities.

The unaudited pro forma condensed combined balance sheet included in this filing as of September 30, 2023 (the “Pro Forma Balance Sheet”), gives effect to the transaction as if the transaction had been completed on September 30, 2023, and combines the unaudited condensed consolidated balance sheet of Livent as of September 30, 2023, with Allkem’s audited consolidated balance sheet as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations included in this filing for the nine months ended September 30, 2023 (the “Pro Forma Interim Period”) and the year ended December 31, 2022 (the “Pro Forma Annual Period”) give effect to the transaction as if it had occurred on January 1, 2022, the first day of Livent’s fiscal year ended December 31, 2022, and combines the historical results of Livent and Allkem. The unaudited pro forma condensed combined statement of operations included in this filing for the Pro Forma Annual Period, combines Livent’s audited consolidated statement of operations for the fiscal year ended December 31, 2022, and Allkem’s unaudited consolidated statement of profit or loss for the twelve months ended December 31, 2022, calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2022, less the unaudited interim consolidated income statement for the six months ended December 31, 2021, plus the unaudited interim consolidated income statement for the six months ended December 31, 2022.

The unaudited pro forma condensed combined statement of operations included in this filing for the Pro Forma Interim Period has been prepared on a one-quarter lag basis and combines Livent’s interim unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023, with Allkem’s unaudited statement of profit and loss for the nine months ended June 30, 2023 (the unaudited statement of profit or loss has been prepared by Allkem’s management for purposes of the unaudited pro forma condensed combined statement of operations and is not separately included in this filing since Allkem is not required to and does not publish quarterly financial statements).

For purposes of the unaudited pro forma condensed combined financial information, the applicable historical financial statements of Allkem have been reclassified to align to the financial statement presentation of Livent and adjusted for differences between IFRS and GAAP and adjusted for Livent’s accounting policies for material accounting policy differences. Given that Allkem’s historical financial information is presented in thousands of U.S. dollars, there are certain instances where figures presented in the tables below in millions do not agree precisely to the sum thereof due to rounding. Further, the unaudited pro forma condensed combined financial information includes transaction accounting adjustments which are necessary to account for the transaction in accordance with GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Arcadium’s management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The separate audited financial statements of Livent as of and for the fiscal year ended December 31, 2022, and the related notes, included in Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	The separate interim unaudited condensed consolidated financial statements of Livent as of and for the nine months ended September 30, 2023, and the related notes, included in Livent’s Quarterly Report on Form 10-Q for the period ended September 30, 2023; and

•	The separate audited consolidated financial statements of Allkem as of and for the fiscal year ended June 30, 2023, and the related notes, included in Amendment No. 5 to Arcadium’s registration statement on Form S-4, filed with the SEC on November 15, 2023.

Description of the Transaction

The transaction was consummated by way of (a) a scheme of arrangement under Australian law (the “scheme”), pursuant to which each issued, fully paid ordinary share of Allkem held by Allkem shareholders was exchanged for (i) where the Allkem shareholder did not elect to receive ordinary shares, par value $1.00 per share, of Arcadium (each, an “Arcadium Share”), one Arcadium CHESS Depositary Instrument (a “CDI”) quoted on ASX (as defined below), each CDI representing a beneficial ownership interest (but not legal title) in one Arcadium Share (with exceptions for certain jurisdictions in which Allkem shareholders may receive Arcadium Shares unless they elect otherwise) and (ii) where the Allkem shareholder elected to receive Arcadium Shares, one Arcadium Share (provided that, where an Allkem shareholder had a registered address in an ineligible jurisdiction, the ordinary shares of Allkem (the “Allkem Shares”) of such Allkem shareholder (an “ineligible Allkem shareholder”) were transferred to a sale nominee prior to the scheme implementation (as defined in the Transaction Agreement), and the sale nominee was then issued CDIs under the scheme and sold all of the CDIs issued to it and remitted a pro-rata share of the net proceeds of the sale of all of the CDIs issued to the sale nominee to each ineligible Allkem shareholder), with Allkem becoming a wholly owned subsidiary of Arcadium and (b) a merger (the “merger”), whereby Merger Sub, a wholly owned subsidiary of Irish IntermediateCo (a direct wholly owned subsidiary of Arcadium) merged with and into Livent, with Livent surviving the merger as an indirect wholly owned subsidiary of Arcadium, and pursuant to which each share of Livent common stock, par value $0.001 per share (each, a “Livent Share”), other than certain excluded shares, was converted into the right to receive 2.406 Arcadium Shares, and such Arcadium Shares were issued at the effective time of the merger.

Further, under the terms of the Transaction Agreement:

●	Each holder of outstanding unvested Allkem Performance Rights, whose role was not being made redundant through the execution of the transaction, had their Allkem Performance Rights vested in the proportion determined by the Allkem Board provided that, in aggregate, no less than 60% and no more than 70% of the total number held by such Allkem employees vested prior to the date of scheme effectiveness. Each vested Allkem Performance Right was exchanged for an Allkem Share prior to the Scheme Record Date and was eligible to receive the scheme consideration. The remaining unvested Allkem Performance Rights lapsed prior to the date of scheme effectiveness and, following the transaction, Arcadium issued replacement awards to the prior holders which were (i) substantially comparable in value to the corresponding lapsed Allkem Performance Rights as at the date prior to scheme effectiveness, (ii) in respect of Arcadium Shares and (iii) if the employment of a holder of a replacement right is terminated as a result of redundancy in the 12 months following the transaction, vest in full upon such termination. Each holder of outstanding Allkem Performance Rights whose role will be made redundant through the execution of the transaction will have up to 100% of their awards vested, as determined by the Allkem Board, prior to the date of scheme effectiveness. Each vested Allkem Performance Right was exchanged for an Allkem Share prior to the Scheme Record Date and was eligible to receive the scheme consideration. The remaining unvested Allkem Performance Rights lapsed prior to the date of scheme effectiveness. As of the close of the merger and for purposes of the unaudited pro forma condensed combined financial information, no holders of outstanding Allkem Performance Rights were considered redundant.

●	Unvested Livent RSUs were assumed by Arcadium and vested on a pro rata basis based on the number of days elapsed from the commencement date of the vesting period to the date of the merger compared to the original vesting period, rounded down to the nearest whole share. Unvested Livent RSUs assumed by Arcadium are subject to substantially the same terms and conditions as the previous Livent Shares except for the right to receive Arcadium shares upon vesting. Vested Livent RSUs at the time of the merger, including those so vested on a pro rata basis, were canceled in exchange for the right to receive the merger consideration of 2.406 Arcadium Shares per Livent RSU, plus any cash consideration related to fractional shares.

●	Livent PSUs vested in full based on the achievement of the higher of target or actual performance. Vested Livent PSUs at the time of the merger was canceled in exchange for the right to receive the merger consideration of 2.406 Arcadium Shares per Livent RSU, plus any cash consideration related to fractional shares.

●	All Livent Options were assumed by Arcadium at substantially the same terms and conditions as prior to the merger, provided that the number of shares exercisable by each option and the exercise price of each option was adjusted by the Merger Exchange Ratio.

●	Livent Director RSUs vested in full immediately prior to the merger. At the time of the merger, the awards were cancelled and converted into a right to receive cash per award equal to the higher of (i) the first available closing price of the Arcadium Share and (ii) closing price per Livent Share, as reported in the NYSE, on the last trading day preceding the merger date.

Additionally, Arcadium assumed the obligation to issue Arcadium Shares upon any conversion of Livent’s outstanding 4.125% Convertible Senior Notes due 2025 (the “Livent Convertible Notes”), pursuant to the indenture governing the Livent Convertible Notes.

Accounting for the Transaction

The transaction is being accounted for as a business combination using the acquisition method with Livent as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the transaction, the entity that issues equity interests is generally the acquiring entity. However, under certain situations, the acquirer for accounting purposes may not necessarily be the entity that issues its equity interest to effect the business combination, particularly when the entity was newly created by one or more parties to a business combination. After careful consideration, Livent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Arcadium is a shell company and was formed in contemplation and for the purpose of completing the transaction;

●	Livent initiated the negotiation of the transaction;

●	The Chief Executive Officer and the Chief Financial Officer of Livent continue as the Chief Executive Ofﬁcer and Chief Financial Ofﬁcer, respectively, of Arcadium and Livent’s other executive officer, Ms. Sara Ponessa, General Counsel, continues to perform the same role for Arcadium;

●	Under the Arcadium articles of association, the Chief Executive Officer has the authority to select Arcadium’s officers other than those required to be elected by the Arcadium board of directors;

●	The Arcadium board of directors is split evenly with six nominees from each of Livent and Allkem with equal voting rights, and matters on which the Arcadium board of directors is deadlocked will not be approved (in this regard, the appointment of Mr. Peter Coleman, who was Allkem’s Chairman, as the Chair of the Arcadium board of directors did not impact the analysis because Arcadium’s Chair does not have any tie-breaking or other special voting powers or any ability to affect the voting powers of the other Arcadium directors under Arcadium’s articles of association);

●	There was an implied approximately 14% premium (measured as the difference between the agreed Merger Exchange Ratio and the implied merger exchange ratio based on the prices of Allkem Shares and Livent Shares, using volume weighted average share prices over one month from April 10, 2023 through May 9, 2023, the day immediately prior to the date of the Transaction Agreement) to Allkem shareholders;

●	Notwithstanding that former shareholders of Allkem own approximately 56% of the Arcadium Shares (either directly or through CDIs) compared to former Livent stockholders who own approximately 44%, on a fully diluted basis, the shareholders of Arcadium are diffuse with no holder or group of holders having a significant voting or minority ownership, and, as discussed above the Arcadium board of directors representing the shareholders is split evenly with six nominees from each of Livent and Allkem, and each director (including the Chair) having equal voting rights; and

●	Livent had a similar total market capitalization to Allkem prior to the announcement of the transaction, notwithstanding Allkem’s larger size in terms of assets, earnings and revenues as of the closing date of the transaction.

Accordingly, Allkem’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the transaction with the excess of the purchase consideration over the fair value of Allkem’s net assets being recorded as goodwill, and Livent’s assets and liabilities will continue to be recorded at their pre-transaction historical carrying value for all periods presented in the financial statements of the combined company.

The process of valuing the net assets of Allkem immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Accordingly, the aggregate transaction consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 − Basis of Presentation to the unaudited pro forma condensed combined financial information for more information.

For the purpose of the unaudited pro forma condensed combined financial information, the applicable historical financial information of Allkem has been reclassified to conform to Livent’s financial statement presentation, converted from IFRS to GAAP and adjusted for Livent’s accounting policies for material accounting policy differences.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the transaction had been completed on the dates set forth above, nor is it indicative of the future results or financial position of Arcadium.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

($ in millions)

	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2
	As of September 30, 2023	As of June 30, 2023	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 5	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$112.6	$821.4	$-		$(5.3)	5(a)	$928.7
Trade receivables, net	110.1	142.9	-		-		253.0
Inventories, net	202.7	126.5	5.0	3(h)	111.4	5(b)	445.6
Prepaid and other current assets	52.8	30.9	-		-		83.7
Total current assets	478.2	1,121.7	5.0		106.1		1,711.0
Investments	504.8	7.5	8.5	3(h)	87.0	5(c)	607.8
Property, plant and equipment, net of accumulated depreciation	1,215.4	3,370.3	(52.6)	3(b),(c),(d),(g)	923.9	5(d)	5,457.0
Goodwill	-	519.8	-		430.6	5(e)	950.4
Deferred income taxes	0.4	3.1	-	3(e),(f)	-		3.5
Right of use assets - operating leases, net	6.4	40.8	3.1	3(c)	9.3	5(f)	59.6
Other assets	155.9	154.2	-		5.5	5(b)	315.6
Total assets	$2,361.1	$5,217.2	$(36.0)		$1,562.4		$9,104.7
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	-	42.5	-		-		42.5
Accounts Payable, trade and other	71.1	137.4	-		-		208.5
Accrued and other current liabilities	55.0	66.7	8.5	3(h)	92.7	5(g)	222.9
Environmental liabilities - current	-	9.8	-		-		9.8
Contract liability - short-term	9.7	-	-		-		9.7
Operating lease liabilities - current	1.1	13.3	-		-		14.4
Income taxes	1.4	176.2	10.1	3(d),(h)	-		187.7
Total current liabilities	138.3	445.8	18.6		92.7		695.4
Long-term debt	243.1	231.8	-		-		474.9
Operating lease liabilities - long-term	5.5	39.9	-		-		45.4
Environmental liabilities – long-term	6.5	-	-		-		6.5
Deferred income taxes	11.7	849.4	(244.2)	3(b),(c),(d),(g),(i)	597.8	5(h)	1,214.7
Contract liability - long-term	198.0	-	-		-		198.0
Other long-term liabilities	17.4	76.5	(34.9)	3(b)	-		59.0
Commitments and contingent liabilities	-	-	-		-		-
Total current and long-term liabilities	620.5	1,643.4	(260.5)		690.5		2,693.9
Equity
Common stock	0.1	-	-		-		0.1
Capital in excess of par value of common stock	1,166.7	2,686.1	-		1,699.0	5(i)	5,551.8
Retained earnings	626.8	725.1	214.4	3(a),(b),(c),(d),(h),(i)	(979.5)	5(i)	586.8
Accumulated other comprehensive loss	(52.1)	(5.8)	5.3	3(a),(b)	0.5	5(i)	(52.1)
Treasury stock, at cost	(0.9)	(2.3)	-		2.3	5(i)	(0.9)
Non-controlling interests	-	170.6	4.8	3(b),(c),(d),(h)	149.6	5(j)	325.0
Total equity	1,740.6	3,573.8	224.5		871.9		6,410.8
Total liabilities and equity	$2,361.1	$5,217.2	$(36.0)		$1,562.4		$9,104.7

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For The Nine Months Ended September 30, 2023

($ in millions, except per share data)

	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2
	For the nine months ended September 30, 2023	For the nine months ended June 30, 2023	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 6	Pro Forma Combined
Revenue	$700.7	$915.7	$-		$-		$1,616.4
Costs and expenses:
Cost of sales	274.8	258.0	11.6	3(b),(c), (d),(h)	37.5	6(a)	581.9
Gross margin	425.9	657.7	(11.6)		(37.5)		1,034.5
Selling, general and administrative expenses	47.1	52.0	0.8	3(c)	0.1	6(b)	100.0
Research and development expenses	3.3	-	-		-		3.3
Restructuring and other charges	34.7	9.9	-		-		44.6
Total costs and expenses	359.9	319.9	12.4		37.6		729.8
Income/(loss) from operations before equity in net loss of unconsolidated affiliates, interest income, net, and other loss / (gain)	340.8	595.8	(12.4)		(37.6)		886.6
Equity in net loss / (gain) of unconsolidated affiliates	22.0	1.6	(8.5)	3(h)	-		15.1
Interest income, net	-	(50.9)	(3.9)	3(c)	-		(54.8)
Other loss / (gain)	(21.4)	20.8	0.1	3(a)	-		(0.5)
Income from operations before income taxes	340.2	624.3	(0.1)		(37.6)		926.8
Income tax expense	47.8	211.9	(41.9)	3(d),(h),(i)	(12.6)	6(d)	205.2
Net income from continuing operations	$292.4	$412.5	$41.8		$(25.0)		$721.7
Net income from continuing operations attributable to non-controlling interests	-	64.8	1.1	3(h)	(3.9)	6(e)	62.0
Net income from continuing operations attributable to Livent/Allkem, respectively	$292.4	$347.7	$40.7		$(21.1)		$659.7
Net income per weighted average share - basic	$1.63	$0.55					$0.61
Net income per weighted average share - diluted	$1.40	$0.54					$0.58
Weighted average common shares outstanding – basic	179.7	637.4					1,075.0	6(f)
Weighted average common shares outstanding - diluted	209.3	640.7					1,145.5	6(f)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

($ in millions, except per share data)

	Livent’s Historical	Allkem’s Historical (Reclassified) Note 2	IFRS to GAAP and Policy Adjustments	Note 3	Purchase Accounting and Other Adjustments	Note 6	Pro Forma Combined
Revenue	$813.2	$1,122.1	$-		$-		$1,935.3
Costs and expenses:
Costs of sales	417.5	316.4	13.1	3(c),(d),(h)	129.3	6(a)	876.3
Gross margin	395.7	805.7	(13.1)		(129.3)		1,059.0
Selling, general and administrative expenses	55.2	56.3	0.7	3(c)	2.4	6(b)	114.6
Research and development expenses	3.9	0.5	-		-		4.4
Restructuring and other charges	7.5	-	-		92.7	6(c)	100.2
Separation-related costs/(income)	0.7	-	-		-		0.7
Total costs and expenses	484.8	373.2	13.8		224.4		1,096.2
Income/(loss) from operations before equity in net loss of unconsolidated affiliates, interest income, net, loss on debt extinguishment, and other loss / (gain)	328.4	748.9	(13.8)		(224.4)		839.1
Equity in net loss (gain) of unconsolidated affiliates	15.1	6.2	(4.8)	3(h)	-		16.5
Interest income, net	-	(10.9)	(5.3)	3(c)	-		(16.2)
Loss on debt extinguishment	0.1	-	-		-		0.1
Other loss / (gain)	(22.2)	(10.8)	2.2	3(a)	-		(30.8)
Income/(loss) from operations before income taxes	335.4	764.4	(5.9)		(224.4)		869.5
Income tax expense/(benefit)	61.9	219.7	(21.2)	3(d),(h),(i)	(48.2)	6(d)	212.2
Net income/(loss) from continuing operations	$273.5	$544.6	$15.3		$(176.2)		$657.2
Net income from continuing operations attributable to non-controlling interests	-	74.0	0.3	3(h)	(25.2)	6(e)	49.1
Net income from continuing operations attributable to Livent/Allkem, respectively	$273.5	$470.6	$15.0		$(151.0)		$608.1
Net income/(loss) per weighted average share - basic	$1.59	$0.74					$0.57
Net income/(loss) per weighted average share - diluted	$1.36	$0.74					$0.53
Weighted average common shares outstanding - basic	171.8	637.4					1,075.0	6(f)
Weighted average common shares outstanding - diluted	201.6	639.8					1,145.5	6(f)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.

Livent and Allkem’s historical financial statements were prepared in accordance with GAAP and IFRS, respectively. For the purpose of the unaudited pro forma condensed combined financial information, the historical financial information of Allkem has been reclassified to conform to Livent’s financial statement presentation, converted from IFRS to GAAP and adjusted for Livent’s accounting policies for material accounting policy differences. As discussed in Note 2, certain reclassifications were made to align Livent and Allkem’s financial statement presentation. Livent is currently in the process of evaluating Allkem’s accounting policies for conformity and, as a result of that review, additional differences could be identified between the accounting policies of the two companies.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Livent as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Livent and Allkem. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of transaction consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate transaction consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate transaction consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the transaction could differ materially from the preliminary allocation of aggregate transaction consideration. The final valuation will be based on the actual net tangible and intangible assets of Allkem existing at the acquisition date and is expected to be completed as soon as practicable but no later than one year after the consummation of the transaction.

The Pro Forma Balance Sheet, and the unaudited pro forma condensed combined statement of operations for the Pro Forma Interim Period, and the Pro Forma Annual Period, presented herein, are based on the historical financial statements of Livent and Allkem. As a result of Livent having a different fiscal period-end than Allkem, the unaudited pro forma condensed combined financial information has been aligned as follows:

•	The Pro Forma Balance Sheet is presented as if Livent’s acquisition of Allkem had occurred on September 30, 2023, and combines the unaudited condensed consolidated balance sheet of Livent as of September 30, 2023 with the audited consolidated balance sheet of Allkem as of June 30, 2023.

•	The unaudited pro forma condensed combined statement of operations for the Pro Forma Interim Period has been prepared as if the transaction had occurred on January 1, 2022 and combines Livent’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 with Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023. Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023 is calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2023, less the unaudited interim consolidated income statement for the three months ended September 30, 2022. Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023 was prepared by Allkem’s management for purposes of the unaudited pro forma condensed combined statement of operations and is not separately included in this filing since Allkem is not required to and does not publish quarterly financial statements.

•	The unaudited pro forma condensed combined statement of operations for the Pro Forma Annual Period has been prepared as if the transaction had occurred on January 1, 2022 and combines Livent’s audited consolidated statement of operations for the fiscal year ended December 31, 2022 with Allkem’s unaudited consolidated statement of profit or loss for the twelve months ended December 31, 2022. Allkem’s unaudited consolidated statement of profit or loss for the twelve months ended December 31, 2022 is calculated as the audited consolidated statement of profit or loss for the year ended June 30, 2022, less the unaudited interim consolidated income statement for the six months ended December 31, 2021, plus the unaudited interim consolidated income statement for the six months ended December 31, 2022.

Given the different fiscal year ends, Allkem's historical unaudited interim consolidated income statement for the three months ended December 31, 2022 is included in both the Pro Forma Interim Period and the Pro Forma Annual Period. Allkem revenue and net income from continuing operations attributable were $265.8 million and $86.4 million, respectively, for the three months ended December 31, 2022.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the transaction or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances. There were no material transactions between Livent and Allkem during the periods presented. Accordingly, adjustments to eliminate transactions between Livent and Allkem have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 - Livent and Allkem Reclassification Adjustments

Certain reclassification adjustments have been made to conform Allkem’s historical financial statement presentation to Livent’s financial statement presentation. Arcadium is in the process of finalizing the review of accounting policies and reclassifications.

Refer to the table below for a preliminary reconciliation of the historical financial information of Allkem to Livent’s presentation. The amounts included in the table below may differ slightly from the historical financial statements of Allkem due to rounding.

Allkem Historical Financial Statement Line Item	Allkem as of June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Balance Sheet as of June 30, 2023
Cash and cash equivalents	821.4	-		821.4	Cash and cash equivalents
Trade and other receivables	142.9	-		142.9	Trade receivables, net
Inventory	126.5	-		126.5	Inventories, net
Prepayments	30.9	-		30.9	Prepaid and other current assets
Current Assets	1,121.7	-		1,121.7	Current Assets
Other receivables	42.7	(42.7)	(a)	-	Other assets
Inventory	86.7	(86.7)	(a)	-	Other assets
Financial assets at fair value through other comprehensive income	3.5	4.0	(a)	7.5	Investments
Other financial assets	21.4	(21.4)	(a)	-	Other assets
Property, plant and equipment	2,943.5	426.8	(c),(d)	3,370.3	Property, plant and equipment, net of accumulated depreciation
Intangible assets	520.5	(0.7)	(e)	519.8	Goodwill
-	-	40.8	(c)	40.8	Right of use assets – operating leases, net
Exploration and evaluation assets	467.6	(467.6)	(d)	-	Property, plant and equipment, net of accumulated depreciation
Investment in associates	4.0	(4.0)	(a)	-	Investments
Other non-current assets	2.7	151.5	(a),(e)	154.2	Other assets
Deferred tax assets	3.1	-		3.1	Deferred income taxes
Non-Current Assets	4,095.5	-		4,095.5	Non-Current Assets
Total Assets	5,217.2	-		5,217.2	Total Assets
Trade and other payables	137.4	-		137.4	Accounts payable, trade and other
Loans and borrowings	42.5	-		42.5	Current portion of long-term debt
Provisions	13.9	(13.9)	(f)	-	Accrued and other current liabilities
-	-	9.8	(f)	9.8	Environmental liabilities - current
Lease liabilities	13.3	-		13.3	Operating lease liabilities – current
Income tax payable	176.2	-		176.2	Income taxes
Other liabilities	62.6	4.1	(f)	66.7	Accrued and other current liabilities
Current Liabilities	445.8	-		445.8	Current Liabilities
Other payables	29.0	(29.0)	(g)	-	Other long-term liabilities
Loans and borrowings	231.8	-		231.8	Long-term debt
Provisions	47.5	(47.5)	(g)	-	Other long-term liabilities
Lease liabilities	39.9	-		39.9	Operating lease liabilities – long-term
-	-	76.5	(g)	76.5	Other long-term liabilities
Deferred tax liability	849.4	-		849.4	Deferred income taxes

Allkem Historical Financial Statement Line Item	Allkem as of June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Balance Sheet as of June 30, 2023
Non-Current Liabilities	1,197.6	-		1,197.6	Non-Current Liabilities
Total Liabilities	1,643.4	-		1,643.4	Total Liabilities
Net Assets	3,573.8	-		3,573.8	Net Assets
Issued capital	2,686.1	-		2,686.1	Capital in excess of par value of common stock
Reserves	(5.8)	-		(5.8)	Accumulated other comprehensive loss
Retained earnings	725.1	-		725.1	Retained earnings
Treasury shares	(2.3)	-		(2.3)	Treasury stock, at cost
Equity attributable to non-controlling interests	170.6	-		170.6	Non-controlling interests
Total Equity	3,573.8	-		3,573.8	Total Equity

(a)	Other receivables of $42.7 million, inventory (non-current) of $86.7 million, and other financial assets of $21.4 million have been reclassified to other non-current assets to conform with Livent’s presentation.

(b)	Investment in associates of $4.0 million has been reclassified to Investments to conform with Livent’s presentation.

(c)	Right of use assets of $40.8 million have been reclassified from property, plant and equipment to a separate right of use assets – operating leases, net line item on the unaudited pro forma condensed combined balance sheet.

(d)	Exploration and evaluation assets of $467.6 million have been reclassified to property, plant and equipment to conform with Livent’s presentation.

(e)	Capitalized software of $0.7 million has been reclassified from intangible assets to other non-current assets. The residual balance of intangible assets is goodwill related to the Galaxy/ Orocobre Merger and has been reclassified as a separate goodwill financial statement line item accordingly.

(f)	Provisions (current) of $4.1 million have been reclassified to accrued and other current liabilities. The remaining balance of provisions (current) of $9.8 million was reclassified to environmental liabilities - current.

(g)	Other payables of $29.0 million, and provisions (non-current) of $47.5 million have been reclassified to other long-term liabilities.

Allkem Historical Financial Statement Line Item	Allkem for the Nine Months Ended June 30, 2023	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Income Statement for nine months ended June 30, 2023
Revenue	915.7	-		915.7	Revenue
Cost of sales	95.7	162.3	(h),(i),(j),(l)	258.0	Cost of sales
Gross Profit	820.0	(162.3)		657.7	Gross margin
Other income	(52.7)	73.5	(k)	20.8	Other loss / (gain)
Corporate and administrative expenses	52.6	(1.7)	(h)	50.9	Selling, general and administrative expenses
Acquisition and merger costs	9.9	-		9.9	Restructuring and other charges
Selling expenses	73.3	(73.3)	(i)	-	Selling, general and administrative expenses
Depreciation and amortization expense	82.3	(81.2)	(j)	1.1	Selling, general and administrative expenses
Share of net profit/loss of associates	1.6	-		1.6	Equity in net loss of unconsolidated affiliates
Foreign currency gain/loss	73.5	(73.5)	(k)	-	Other loss / (gain)
Profit before interest and income tax	579.5	(6.1)		573.4	-
Finance income	(63.1)	-		(63.1)	Interest income, net
Finance costs	18.3	(6.1)	(l)	12.2	Interest income, net
Profit before income tax	624.3	-		624.3	Income from operations before income taxes
Income Tax Expense / (Benefit)	211.9	-		211.9	Income tax expense/(benefit)
Profit after taxation from continuing operations	412.5	0		412.5	Net income/(loss) from continuing operations

(h)	Share based payments related to operations staff of $1.7 million have been reclassified to cost of sales. Remaining corporate and administrative expenses of $50.9 million have been presented as selling, general and administrative expenses.

(i)	Royalties of $36.6 million, export duties of $15.9 million and dispatching and logistics of $20.8 million previously included in selling expenses are directly related to operations and have been reclassified to cost of sales.

(j)	Depreciation and amortization of $81.2 million which are directly attributable to Allkem’s operations have been reclassified to cost of sales. The remaining $1.1 million of depreciation relates to corporate assets and has been presented in selling, general and administrative expenses.

(k)	Foreign currency gains and losses of $73.5 million have been reclassified to other loss / (gain).

(l)	Finance costs of $4.8 million related to a loss on current and non-current Value Added Tax (“VAT”) recoveries and $1.3 million of accretion expenditure related to Allkem’s rehabilitation provision have been reclassified to cost of sales.

Allkem Historical Financial Statement Line Item	Allkem for the Year Ended December 31, 2022	Reclassifications	Note	Allkem Historical Reclassified Amount	Livent Financial Statement Line
(in millions)
Income Statement for the year ended December 31, 2022
Revenue	1,122.1	-		1,122.1	Revenue
Cost of sales	169.5	146.9	(m),(o),(p),(r)	316.4	Cost of sales
Gross Profit	952.6	(146.9)		805.7	Gross margin
Other income	(47.2)	36.4	(q)	(10.8)	Other loss / (gain)
Corporate and administrative	57.6	(2.7)	(m),(n)	54.9	Selling, general and administrative expenses
-	-	0.5	(n)	0.5	Research and development expenses
Selling expenses	79.2	(79.2)	(o)	-	Selling, general and administrative expenses
Depreciation and amortization expenses	63.6	(62.4)	(p)	1.2	Selling, general and administrative expenses
Asset impairment and write-downs	0.2	-		0.2	Selling, general and administrative expenses
Share of net profit/loss of associates	6.2	-		6.2	Equity in net loss of unconsolidated affiliates
Foreign currency gain/loss	36.4	(36.4)	(q)	-	Other loss / (gain)
Profit before interest and income tax	756.6	(3.1)		753.5	-
Finance income	(26.5)	-		(26.5)	Interest income, net
Finance costs	18.7	(3.1)	(r)	15.6	Interest income, net
Profit before income tax	764.4	-		764.4	Income from operations before income taxes
Income Tax Expense	219.7	-		219.7	Income tax expense/(benefit)
Profit after taxation from continuing operations	544.6	-		544.6	Net income/(loss) from continuing operations
(m)	Share based payments related to operational staff of $2.2 million have been reclassified to cost of sales. Remaining corporate and administrative expenses of $54.9 million have been presented as selling, general and administrative expenses.

(n)	Research and development costs of $0.5 million have been reclassified from corporate and administrative expenses to a separate line item in the unaudited pro forma condensed combined statement of operations.

(o)	Royalties of $44.9 million, export duties of $15.3 million and dispatching and logistics of $19.0 million previously included in selling expenses are directly related to operations and have been reclassified to cost of sales.

(p)	Depreciation and amortization of $62.4 million which are directly attributable to Allkem’s operations has been reclassified to cost of sales. The remaining $1.2 million of depreciation relates to corporate assets and has been presented in selling, general and administrative expenses.

(q)	Foreign currency gains and losses of $36.4 million have been reclassified to other loss / (gain).

(r)	Finance costs of $3.0 million related to a loss on current and non-current VAT recoveries and $0.1 million of accretion expenditure related to Allkem’s rehabilitation provision have been reclassified to cost of sales.

Note 3 – IFRS to GAAP and Policy Adjustments

The historical consolidated financial information of Allkem has been converted from IFRS to GAAP, applying Livent’s accounting policies for material accounting policy differences. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Allkem’s financial information to identify differences in accounting policies as compared to those of Livent and differences in financial statement presentation as compared to the presentation of Livent. Adjustments for the Pro Forma Balance Sheet are based on Allkem’s audited consolidated balance sheet as of June 30, 2023 and adjustments for the unaudited condensed combined statements of operations for the Pro Forma Interim Period and Pro Forma Annual Period are based on Allkem’s unaudited interim consolidated income statement for the nine months ended June 30, 2023 and unaudited consolidated statement of profit or loss for the year ended December 31, 2022. With the information currently available, Livent has determined there are certain accounting policy differences which have been adjusted for as summarized below.

a.	Allkem has designated certain financial assets to be measured at fair value through other comprehensive income (“FVOCI”). Under GAAP, those financial assets will be recognized at fair value through profit or loss (“FVTPL”).

i.	Balance sheet impact: Cumulative losses of $6.4 million were reclassified from accumulated other comprehensive loss to retained earnings as of the Pro Forma Balance Sheet date. There were no changes to the carrying amount of the financial assets on the unaudited pro forma condensed combined balance sheet.

ii.	Income statement impact: The amount reclassified from other comprehensive income to other loss / (gain) was a loss of $0.1 million and a loss of $2.2 million for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively.

b.	Allkem’s asset retirement obligations (“AROs” or rehabilitation provisions as disclosed in Allkem’s Financial Report for the Year Ended June 30, 2023 (the “Allkem 2023 Annual Report”)) were discounted using risk-free rates under IFRS. These obligations have been remeasured using a credit adjusted discount rate under GAAP, with the credit adjustment being specific to the entity with the AROs. The cash flows used for the measurement of Allkem’s ARO are probability weighted, representing cash outflows which are probable for each of Allkem’s applicable sites. After initial recognition and measurement of the AROs, any incremental liabilities incurred (or expected to be incurred) in subsequent periods are considered to be an additional “layer” of the original ARO. Each “layer” is initially measured at fair value.

i.	Balance sheet impact: AROs included within other long-term liabilities decreased by $34.9 million and the related AROs included within property, plant and equipment decreased $34.6 million as of the Pro Forma Balance Sheet date. A corresponding adjustment to deferred taxes was made to decrease deferred income tax liabilities of $11.3 million. In addition, cumulative adjustments of an increase to retained earnings of $9.7 million and a decrease of $1.1 million of accumulated other comprehensive loss as of the Pro Forma Balance Sheet date were recorded. An increase in non-controlling interests of $3.0 million associated with these balance sheet adjustments was also recorded.

ii.	Income statement impact: The change resulted in a decrease to depreciation of $0.1 million and nil recorded in cost of sales for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively.

c.	Allkem, in its capacity as a lessee, adopted a single model for lease accounting under IFRS and has remeasured its leases in accordance with GAAP. Under GAAP, Allkem has reclassified all of its leases as operating leases based on their contractual terms and conditions. The following adjustments have been made for Allkem’s operating leases under GAAP:

i.	Balance sheet impact:

A.	Right of use assets were increased by $3.1 million as of the Pro Forma Balance Sheet date and previously capitalized depreciation of $0.5 million was deducted from property, plant and equipment, due to different methods of depreciation for operating lease right of use assets under GAAP and the single lessee model under IFRS;

B.	Cumulative adjustments relating to the balances of right of use assets and liabilities of $1.1 million were recognized directly as an increase in retained earnings as of the Pro Forma Balance Sheet date; and

C.	An increase in deferred income tax liabilities of $0.9 million and an increase in non-controlling interests of $0.6 million associated with these balance sheet adjustments were recorded.

ii.	Income statement impact:

A.	Previously recognized finance costs of $3.8 million for the Pro Forma Interim Period and $5.2 million for the Pro Forma Annual Period were reclassified to cost of sales and $0.1 million of finance costs for both the Pro Forma Interim Period and the Pro Forma Annual Period were reclassified to selling, general and administrative expenses. These reclassifications were made based on the nature and use of the underlying leased assets.

B.	In addition, a further reclassification of depreciation expense from cost of sales to selling, general and administrative expenses of $0.7 million for the Pro Forma Interim Period and $0.6 million for the Pro Forma Annual Period was made based on the nature and use of the underlying leased assets; and

C.	An additional impact of the adoption of GAAP from IFRS was a nil and $0.1 million reduction to cost of sales in the Pro Forma Interim Period and Pro Forma Annual Period and represents the difference in the method of depreciation for operating lease right of use assets under GAAP and the single lessee model under IFRS;

d.	Allkem capitalizes exploration and evaluation (“E&E”) expenditure on an area of interest basis under the IFRS framework. Under GAAP, E&E expenditure is capitalized under a successful efforts basis, that is, when proven and probable reserves are established for the sites where E&E activities are being performed. E&E assets recognized as part of business combinations continue to be capitalized, which represents the majority of Allkem’s E&E assets from the Galaxy/Orocobre Merger in August 2021.

i.	Balance sheet impact: An adjustment of $28.0 million recognized as a decrease in property, plant and equipment, net of accumulated depreciation and a decrease to retained earnings of $26.4 million has been recorded related to prior period amounts that were previously capitalized on the Pro Forma Balance Sheet. A corresponding adjustment of $8.4 million was recognized in current income taxes related to the decrease in deferred income tax liabilities of $9.8 million. A decrease in non-controlling interests of $0.2 million associated with these balance sheet adjustments was recorded.

ii.	Income statement impact: E&E assets of $5.3 million and $3.6 million which were previously capitalized have been recognized as an expense within cost of sales for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively. Incremental tax benefit of $1.4 million for the Pro Forma Interim Period and $1.3 million for the Pro Forma Annual Period related to the impact of the unaudited pro forma condensed combined statement of operations adjustment.

e.	Allkem has not recognized any deferred tax assets in relation to its investment in the Toyotsu Lithium Corporation (“TLC”) based on the probability of realizing benefits associated with the deferred tax assets.

i.	Balance sheet impact: Under GAAP, gross deferred tax assets of $0.8 million, with an offsetting valuation allowance of $0.8 million, were recognized as of the Pro Forma Balance Sheet date, resulting in a net nil impact on deferred income taxes.

f.	Allkem has not recognized any deferred tax assets in relation to tax losses for its Canadian operations based on the likelihood of future profitability in that jurisdiction.

i.	Balance sheet impact: Under GAAP, gross deferred tax assets of $16.2 million, with an offsetting valuation allowance of $16.2 million, were recognized as of the Pro Forma Balance Sheet date, resulting in a net nil impact on deferred income taxes.

g.	Allkem acquired a mining tenement through an asset swap, with a net cash outflow of $0.4 million. The deferred tax implications of this asset swap were exempt for IFRS purposes. Under GAAP, the deferred tax implication of the asset acquisition has been recognized using the simultaneous equation method.

i.	Balance sheet impact: Under GAAP, additional deferred tax liabilities of $10.5 million, with a corresponding increase to property, plant and equipment, were recognized as of the Pro Forma Balance Sheet date.

h.	While not a difference between the GAAP and IFRS frameworks, Livent uses the first in first out (“FIFO”) method for inventory costing, while Allkem uses the weighted average cost (“WAC”) method resulting in a policy difference.

i.	Balance sheet impact:

A.	An increase of $8.5 million was recorded in accrued and other current liabilities as of the Pro Forma Balance Sheet date and a corresponding $8.5 million increase to Allkem’s investment in TLC as of the Pro Forma Balance Sheet date as a result of the use of FIFO which increased the cost of TLC inventory described in more detail in the income statement impact below.

B.	An increase of $5.0 million was recorded in inventory as of the Pro Forma Balance Sheet date and a corresponding increase of $1.7 million in current income taxes was recorded as of the Pro Forma Balance Sheet date as a result of using FIFO which impacts the cost of inventory for Sales De Jujuy and Mt Cattlin described in more detail in the income statement impact below. In addition, an increase to retained earnings of $1.9 million as of the Pro Forma Balance Sheet date was recorded. An increase in non-controlling interests of $1.4 million associated with this balance sheet adjustment was recorded.

ii.	Income statement impact:

A.	Under FIFO, the cost of TLC inventory increased by $8.5 million as of the Pro Forma Balance Sheet date and results in a corresponding reduction in TLC’s cost of sales of $8.5 million and $4.8 million for the Pro Forma Interim Period and Pro Forma Annual Period, respectively. The net flow on impact for Allkem is a reduction in its equity accounted share of the loss from the associate of $8.5 million for the Pro Forma Interim Period and $4.8 million for the Pro Forma Annual Period. The increase in cost of TLC’s inventory at the Pro Forma Balance Sheet date effects realized profits from the sale of inventory between TLC and Allkem. The reduction in Allkem’s equity accounted share of the loss from the associate of $8.5 million and $4.8 million resulted in an increase of $8.5 million and $4.8 million in Allkem’s elimination adjustment for unrealized profits from the sale of inventory between TLC and Allkem recorded in cost of sales for the Pro Forma Interim Period and the Pro Forma Annual Period, respectively.

B.	Under FIFO, the cost of inventory for Sales De Jujuy and Mt Cattlin combined, decreased by $5.2 million and increased by $0.2 million for the Pro Forma Interim Period and Pro Forma Annual Period, respectively. Incremental tax expense of $1.8 million for the Pro Forma Interim Period and incremental tax benefit of $0.1 million for the Pro Forma Annual Period and an increase in income attributable to noncontrolling interests of $1.1 million for the Pro Forma Interim Period and $0.3 million for the Pro Forma Annual Period related to the net impact of this unaudited pro forma condensed combined statement of operations adjustment.

i.	Under IFRS, in jurisdictions where the functional currency is US Dollar but the local currency is not, Allkem recognizes deferred taxes for non-monetary assets and liabilities on the difference between the book basis using historical exchange rates and the relevant tax base which is generally affected by exchange rate changes. However, under US GAAP deferred taxes are not recognized on those exchange rate changes related to non-monetary assets and liabilities.

i.	Balance sheet impact: A decrease of $234.5 million was recorded to deferred tax liabilities as of the Pro Forma Balance Sheet date and a corresponding $234.5 million increase in retained earnings in accordance with the conversion to US GAAP.

ii.	Income statement impact: Allkem's tax expense from foreign exchange gains or losses was decreased by $42.3 million for the Pro Forma Interim Period and $19.8 million for the Pro Forma Annual Period.

Note 4 – Preliminary purchase price allocation

Aggregate Transaction Consideration

Pursuant to the Merger, 433,156,855 Arcadium Shares were issued to former Livent stockholders and 641,337,840 Arcadium Shares (comprising 98,725,616 Arcadium Shares and 542,612,224 CDIs in respect of Arcadium Shares) were issued to former Allkem shareholders. The total purchase consideration for the Merger was approximately $4,390.4 million which represents the sum of the (i) estimated fair value of the 641,337,840 Arcadium Shares issued to Allkem shareholders and (ii) the portion of the estimated fair value of accelerated Allkem performance rights attributable to pre-combination service. Allkem shareholders received Arcadium Shares as purchase consideration in connection with the transaction as discussed above; however, because Livent is the accounting acquirer and Allkem is the acquiree for accounting purposes, the pro forma financial statements reflect the fair value of the equity issued, as represented by the market price of Livent Shares to Allkem shareholders. The following table summarizes the preliminary aggregate transaction consideration for Allkem with reference to Livent’s share price of $16.51 on January 3, 2024, the last available stock price prior to the transaction close:

(in millions, except per share amounts)	Amount
Total Allkem shares subject to exchange as of Closing Date	639.3
Adjusted share price of Livent Shares as of January 3, 2024 (i)	$6.86
Fair value of Arcadium Shares issued to Allkem shareholders	$4,385.6

Fair value of converted Allkem Performance Rights attributable to pre-combination service (ii)	4.8
Preliminary aggregate transaction consideration	$4,390.4

(i) As the calculation is deemed to reflect the capital increase of the accounting acquirer, the share price of Livent Shares is adjusted by dividing the share price of Livent Shares by the Merger Exchange Ratio (i.e., 2.406 Arcadium Shares per Livent Share), or $16.51 divided by 2.406, resulting in $6.86, in order to reflect the value of Livent Shares that Allkem shareholders would receive if Livent were to issue its own shares.

(ii) As discussed in “—Description of the Transaction” above, certain Allkem Performance Rights were replaced by Arcadium’s restricted stock units that have the same requisite service period. Amount represents the estimated consideration attributable to pre-combination service for settlement or replacement of Allkem’s outstanding Allkem Performance Rights, specifically (A) the fair value related to Allkem Performance Rights vested but unexercised exchanged into an Allkem Share immediately prior to the transaction, (B) the fair value attributable to pre-combination services for unvested Allkem Performance Rights accelerated pursuant to the Transaction Agreement, and (C) the fair value attributable to pre-combination services for unvested Allkem Performance Rights replaced by Arcadium’s restricted stock units with the same requisite service period. The portion of the fair value of Arcadium restricted stock units not included in consideration transferred represents compensation expense of the combined entity based on the vesting terms of the converted awards.

Preliminary Aggregate Transaction Consideration Allocation

The assumed accounting for the transaction, including the preliminary aggregate transaction consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Allkem, Livent used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. Livent is expected to use widely accepted income-based, market-based, and/or cost-based valuation approaches upon finalization of purchase accounting for the merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Livent believes are reasonable. The purchase price adjustments relating to Allkem’s assets acquired and liabilities assumed by Livent are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate transaction consideration allocation, as if the transaction had been completed on September 30, 2023:

(in millions)	Amount
Total preliminary aggregate transaction consideration	$4,390.4

Assets:
Cash and cash equivalents	$821.4
Trade receivables	142.9
Inventories, net (i)	242.9
Prepaid and other current assets	30.9
Investments	103.0
Property, plant and equipment (ii)	4,241.6
Deferred income taxes	3.1
Right of use assets - operating leases, net	53.2
Other assets (i)	159.7
Total assets acquired	$5,798.5

Liabilities:
Current portion of long-term debt	42.5
Accounts payable, trade and other	137.4
Accrued and other current liabilities	127.9
Operating lease liabilities - current	13.3
Income taxes	186.3
Long-term debt	231.8
Operating lease liabilities - long-term	39.9
Environmental liabilities	9.8
Deferred income taxes	1,203.0
Other long-term liabilities	41.6
Total liabilities assumed	$2,033.5
Estimated preliminary fair value of net assets acquired	$3,765.0
Add: Estimated preliminary fair value of noncontrolling interests acquired	325.0
Goodwill	$950.4

(i) Includes preliminary fair value of inventories totaling $335.1 million, of which $242.9 million is classified as current and $92.2 million is classified as non-current. Brine inventory is classified as non-current if the brine will not be processed and sold within 12 months after the balance sheet date. A 25% change in the valuation of inventories would cause a corresponding increase or decrease in the adjustment to cost of sales of approximately $0.4 million for the Pro Forma Interim Period and $27.9 million for the Pro Forma Annual Period. The fair value of the inventory is preliminary and is subject to change. The fair value of inventory was estimated using the comparative sales method, which relies on certain key inputs and judgments including expected sales price of the inventory, percentage complete of the work-in-process inventory, estimated costs of completion and disposal of the inventory, and forecasted profit margins earned on the sale of the inventory. Changes in these inputs could have a significant impact on the inventory valuation. The impact on cost of sales following the transaction may differ significantly between periods based upon the final value assigned for inventory.

(ii) Includes preliminary fair value of mineral rights totaling $2,876.0 million and non-mineral rights property, plant and equipment totaling $1,365.6 million. Mineral rights were identified for each of Allkem’s five primary mining locations and the assessed value for each right is inclusive of the fair value associated with the mine property as well as the fair value associated with any capitalized exploration and evaluation assets (as disclosed in the Allkem 2023 Annual Report). Fair value for the mineral rights by location were: Mt. Cattlin - $25.0 million, James Bay - $1,051.0 million, Sal de Vida - $653.0 million, Cauchari - $295.0 million, and Olaroz - $852.0 million. Mineral rights, including evaluation and exploration assets, are classified within property, plant and equipment as mining properties on the unaudited condensed combined balance sheet.

A 10% change in the valuation of the mineral rights would cause a corresponding increase or decrease in the depreciation expense of approximately $2.9 million for the Pro Forma Interim Period and $0.9 million for the Pro Forma Annual Period. Pro forma depreciation expense is preliminary and the mineral rights are depreciated using a units of production method while all other property, plant and equipment is depreciated using the straight-line method (see Note 6(a) for more details). The amount of depreciation following the transaction may differ significantly between periods based upon the final value assigned and depreciation methodology used for each identifiable asset.

The identification and valuation of Allkem’s property, plant and equipment is preliminary and is subject to change. The fair value of the mineral rights was estimated using the multi-period excess earnings method. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the asset, net of charges for the use of other identifiable assets of the business including working capital, fixed assets, and other intangible assets. The primary estimates and assumptions used under this methodology pertain to the future forecasted cash flows and corresponding discount rate associated with the mineral rights, which reflect the cash flow expectations that Livent and Allkem have as well as the prevailing market participant cost of capital. The projections utilized for the mineral rights valuation are consistent with Livent’s adjusted Allkem forecasts that were relied upon in connection with the fairness opinion delivered by Livent's financial adviser on the transaction. The fair value of non-mineral right property, plant and equipment assets was estimated using the cost approach method. The cost approach method relies on estimating the replacement or reproduction costs of new assets along with factors of physical deterioration, based on the principle an asset would not be purchased for more than it will cost to replace it with an asset of comparable utility.

Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Adjustments included in Purchase Accounting and Other Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(a)	Reflects cash settlement of outstanding Livent Director RSUs, as described in “—Description of the Transaction” above.

(b)	Reflects the preliminary purchase accounting adjustment for inventories, net based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s inventories - carrying value	$(218.2)
Preliminary fair value of acquired inventories	335.1
Net pro forma transaction accounting adjustment to inventories	$116.9

After the closing, the step-up in inventories to fair value will increase cost of goods sold as the inventories are sold (see Note 4 above for more details), $111.4 million of the step-up was applied to current inventory and $5.5 million of the step-up was applied to non-current inventory classified in other assets.

(c)	Reflects the preliminary purchase accounting adjustment for Allkem’s investment in TLC.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical carrying value of investment in TLC	$(16.0)
Preliminary fair value of equity method investment in TLC	103.0
Net pro forma transaction accounting adjustment to investment in TLC	$87.0

(d)	Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical net book value of property, plant & equipment	$(3,317.7)
Preliminary fair value of acquired property, plant & equipment (i)	4,241.6
Net pro forma transaction accounting adjustment to property, plant & equipment, net of accumulated depreciation	$923.9

(i) Includes fair value of both mineral rights and non-mineral right property, plant and equipment as described above in Note 4.

(e)	Preliminary goodwill adjustment of $430.6 million which represents the elimination of historical goodwill and excess of the estimated aggregate transaction consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical goodwill	$(519.8)
Goodwill per purchase price allocation (Note 4)	950.4
Net pro forma transaction accounting adjustment to goodwill	$430.6

(f)	Reflects the preliminary purchase accounting adjustment to right of use assets of $9.3 million, to measure the operating lease right of use assets at the same amount as the associated lease liability in accordance with the acquisition method of accounting. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(g)	The pro forma adjustment for accrued and other current liabilities represents: (i) $40.0 million of estimated transaction-related costs incurred by Livent which have not yet been reflected in the historical consolidated financial statements of Livent and (ii) $52.7 million of estimated transaction-related costs incurred by Allkem which have not yet been reflected in the historical consolidated financial statements of Allkem.

(h)	Represents the adjustment to deferred tax liability of $597.8 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of property, plant and equipment and inventory. These adjustments were based on the applicable statutory tax rate with respect to the estimated purchase price allocation. The effective tax rate of Arcadium could be significantly different (either higher or lower) depending on post-transaction activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the transaction. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(i)	Reflects the adjustments to shareholders’ equity:

(in millions)	Common equity	Capital in excess of par value of common equity	Retained earnings	Accumulated other comprehensive loss	Treasury stock, at cost
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical equity	$-	$(2,686.1)	$(939.5)	$0.5	$2.3
Arcadium Shares and replacement awards issued to Allkem shareholders	-	4,390.4	-	-	-
Acceleration and cash settlement of Livent Director RSUs	-	(5.3)	-	-	-
Estimated transaction costs (i)	-	-	(40.0)	-	-
Net pro forma transaction accounting adjustments to equity	$-	$1,699.0	$(979.5)	$0.5	$2.3

(i) Represents estimated transaction-related costs that are not currently reflected in the historical consolidated financial statements of Livent; these estimated transaction costs consist primarily of advisor fees, legal fees, accounting fees, and certain deal-related bonuses. It is assumed that these costs will not affect the condensed combined statements of operations beyond twelve months after the closing date of the transaction. The balance excludes $52.7 million of estimated transaction costs incurred by Allkem as a result of the transaction, which were not reflected in the Allkem fiscal year 2023 Annual Report. These costs will be recognized as an expense in Allkem’s pre-combination income statement and therefore they are reflected as a liability assumed by Livent, and do not impact the statement of operations of the combined entity.

(j)	Reflects the preliminary purchase accounting adjustment related to Allkem’s non-controlling interest.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Elimination of Allkem’s historical non-controlling interests	$(175.4)
Preliminary fair value of acquired non-controlling interests	325.0
Net pro forma transaction accounting adjustments to non-controlling interests	$149.6

Note 6 – Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Operations

Adjustments included in the Purchase Accounting and Other Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the Pro Forma Interim Period and Pro Forma Annual Period are as follows:

(a)	Reflects the adjustments to cost of sales which includes the following components:

(in millions)	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022
Pro forma transaction accounting adjustments:
Inventory step-up flowing through cost of sales (i)	$1.6	$111.4
Property, plant and equipment depreciation step-up (ii)	35.1	16.6
Stock-based compensation for accelerated Allkem awards	-	0.2
Record increase in lease expense on Allkem’s leases due to purchase accounting adjustment	0.8	1.1
Net pro forma transaction accounting adjustment to cost of sales	$37.5	$129.3

(i) Costs for the year ended December 31, 2022 reflect the step-up in inventory classified as current on the unaudited condensed combined balance sheet. Costs for the nine months ended September 30, 2023 reflect the portion of the step-up in inventory classified as non-current and included in other assets on the unaudited condensed combined balance sheet that were expected to be sold in the nine months ended September 30, 2023.

(ii) Reflects the revised depreciation of property, plant and equipment assets arising on the acquisition of Allkem and is based on management’s preliminary estimate of useful lives and future production. Livent has historically depreciated all asset classes of property, plant and equipment on a straight-line basis. Allkem has historically depreciated their mining extraction equipment and mine properties using units of production (“UOP”) and uses a straight-line basis for all other asset classes. The mining extraction equipment and mine properties would be classified as separate asset classes for the combined entity and will continue to be depreciated using UOP on a go-forward basis. All other asset classes will use the straight-line depreciation method.

The effect on operating results from depreciation of purchase adjustments for acquired assets using the UOP depreciation method for the five years following the transaction is as follows:

(in millions)	2024	2025	2026	2027	2028
Depreciation of mining equipment and mine properties purchase adjustment	9.1	23.1	27.0	28.9	34.5

(b)	Reflects the adjustments to selling, general and administrative expenses (“SG&A”):

(in millions)	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022
Pro forma transaction accounting adjustments:
Stock-based compensation for accelerated Allkem awards	$-	$0.6
Stock-based compensation for accelerated Livent awards	-	1.6
Record increase in lease expense on Allkem’s leases due to purchase accounting adjustment	0.1	0.2
Net pro forma transaction accounting adjustment to SG&A	$0.1	$2.4

(c)	Represents $92.7 million of transaction-related costs for the year ended December 31, 2022 that are not currently reflected in the historical consolidated financial statements of Livent or Allkem. Livent recognized transaction related costs of $2.9 million and $25.0 million in the Pro Forma Annual Period and Pro Forma Interim Period, respectively. Allkem recognized transaction related costs of $9.9 million in the Pro Forma Interim Period. It is assumed that these costs will not affect the condensed combined statements of operations beyond twelve months after the closing date of the transaction.

(d)	To record the income tax impact of the pro forma adjustments based on the statutory tax rates of the jurisdictions in which the related pro forma adjustment is recorded. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-transaction activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the transaction. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(e)	Represents the pro forma economic interest the noncontrolling shareholders hold in Allkem's subsidiaries. The amount is determined by multiplying the applicable pro forma adjustments relevant to those subsidiaries by the noncontrolling interest.

(f)	The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of Livent Shares as of September 30, 2023, the incremental Arcadium Shares issued to Livent stockholders based on the Merger Exchange Ratio, issuance of CDIs and Arcadium Shares to Allkem shareholders as of the close on January 4, 2024, based on the Scheme Exchange Ratio, and issuances of shares in connection with the vesting of previously existing equity-based awards as of the close on January 4, 2024. In connection with the transaction, certain Allkem Performance Rights held by Allkem employees will be converted into Arcadium restricted stock units with the same requisite service period. At this time, management has completed a preliminary analysis related to eligible employees and vesting schedules to determine the impact to the diluted weighted average shares from the converted Allkem Performance Rights. The pro forma basic and diluted weighted average shares outstanding are as follows:

(in millions, except Livent and Allkem share exchange ratio)
Arcadium shares exchanged for Livent shares:
Historical Livent weighted average shares outstanding – Basic (i)	179.7
Livent equity-based awards that will vest upon closing of the transaction	0.5
Total Livent shares subject to exchange (ii)	180.2
Livent Merger exchange ratio	2.406
Arcadium shares exchanged for Livent shares – Basic	433.6

Historical Livent weighted average shares outstanding – Diluted (iii)	209.0
Livent Merger exchange ratio	2.406
Arcadium shares exchanged for Livent shares – Diluted	502.8

Arcadium Shares exchanged for Allkem shares:
Allkem shares outstanding	639.3
Allkem Performance Rights that vested upon closing of the transaction	2.1
Total Allkem shares subject to exchange (iv)	641.4
Allkem Scheme Exchange Ratio	1.0
Arcadium shares exchanged for Allkem shares – Basic	641.4
Arcadium replacement awards issued for Allkem Performance Rights that did not vest upon closing of the transaction (v)	1.3
Arcadium shares exchanged for Allkem shares – Diluted	642.7

Arcadium shares exchanged for the year ended December 31, 2022 – Basic (vi)	1,075.0
Arcadium shares exchanged for the year ended December 31, 2022 – Diluted (vi)	1,145.5

Arcadium shares exchanged for the nine months ended September 30, 2023 – Basic	1,075.0
Arcadium shares exchanged for the nine months ended September 30, 2023 – Diluted	1,145.5

(i) Weighted average number of Livent Shares issued and outstanding, excluding treasury shares, as of September 30, 2023, which were exchanged for Arcadium shares.

(ii) Weighted average number of Livent Shares issued and outstanding, excluding treasury shares, as of September 30, 2023, including Livent RSUs and Livent PSUs for which vesting was accelerated pursuant to the transaction and were exchanged for Arcadium shares on January 4, 2024.

(iii) Estimated number of dilutive Livent shares (reflecting the impact of certain of Livent’s outstanding share-based awards and the Livent Convertible Notes) based on the weighted average share calculation for the nine months ended September 30, 2023 of 209.3 million shares, less 0.3 million Livent Director RSUs which were cash settled.

(iv) Number of Allkem Shares issued and outstanding, excluding treasury shares, as of January 4, 2024, including Allkem vested Allkem Performance Rights and unvested Allkem Performance Rights for which vesting was accelerated pursuant to the transaction and were exchanged for Arcadium shares.

(v) Number of dilutive Allkem Performance Rights that were not accelerated pursuant to the transaction and were replaced with Arcadium restricted stock units with the same requisite service period as the original Allkem Performance Rights.

(vi) Basic and diluted shares outstanding, excluding treasury shares, for the nine months ended September 30, 2023 were also utilized for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 of the combined company.